Salvatore J. Zizza
                               810 Seventh Avenue
                                   27th Floor
                              New York, N.Y. 10019

                                                  July 8, 1996
Mr. David H. Brooks
DHB Capital Group, Inc.
11 Old Westbury Road
Old Westbury, N.Y. 11568

Dear Mr. Brooks:

         When countersigned below, this letter agreement will constitute a legal and binding agreement between us with respect to the following matters.

         1. Grant of Option. I hereby grant to DHB Capital Group, Inc. ("DHB") an option to acquire up to 6,000,000 shares of common stock of The Lehigh Group Inc. ("Lehigh") upon the terms and subject to the conditions set forth in this letter agreement.

         2. Consideration. Concurrently with the acceptance of this letter agreement, DHB is delivering its note in the principal amount of $100,000 in payment for the option. The form of the DHB note is attached hereto as Exhibit A.

         3. Term of the Option. The option shall expire at the later of (a) January 8, 1997 or (b) consummation or termination for any reason of the Agreement and Plan of Reorganization between Lehigh and DHB (the "Merger Agreement").

         4. Exercise Price. The price and terms upon which the option may be exercised shall be governed by the Warrant Agreement between Lehigh and me, a copy of which is attached hereto as Exhibit B. In the event of any inconsistency between this letter agreement and the Warrant Agreement, this letter agreement shall govern. In order to avoid any penalties for "short swing profits" under
Section 16(b), to the extent necessary this letter agreement shall be deemed to constitute an assignment of my rights under the Warrant Agreement. The parties agree to take any other actions which may be necessary to structure the exercise of the option and the warrant so as to avoid any liability under Section 16(b).

         5. Standstill Agreements. Until December 31, 2001, DHB agrees to the following: (i) it shall not acquire, directly or indirectly, any shares of common stock of Lehigh or any voting rights with respect thereto, except (a) by means of the option granted pursuant to this letter agreement, (b) up to 5% of the common stock of Lehigh through open market or privately negotiated purchases which are consummated prior to October 15, 1996, and (c) up to an additional 10% of the common stock of Lehigh through open market or privately negotiated purchases in the event any new Schedule 13D is filed after the date hereof; (ii) the only matter for which it may solicit proxies from Lehigh shareholders is approval of the Merger Agreement, for which it shall vote all shares of common stock of Lehigh under its control or to which it obtains proxies in favor of the Merger Agreement; (iii) on all other matters submitted for a vote of stockholders, it shall vote all shares of common stock of Lehigh under its control in accordance with the recommendation of the Board of Directors of Lehigh (so long as such matter has no detrimental effect on the Merger Agreement); and (iv) it shall not transfer, assign, hypothecate, pledge or otherwise dispose of any of the shares of common stock of Lehigh under its control (or the voting rights attendant thereto) without first obtaining (a) my consent, and (b) the agreement of the purchaser to be bound by these standstill provisions; provided, however, that DHB may sell shares pursuant its demand registration right pursuant to the terms of an agreement with Lehigh dated as of the date hereof.

         6. Non-Transferability of Option. This letter agreement, and the option contained herein, cannot be transferred, assigned, hypothecated or pledged (either directly or indirectly) by DHB in any fashion to any entity without my prior written consent. For this purposes, a "change of control" of DHB would constitute a transfer of the option for which my prior written consent would be required.

         7. Indemnification and Contribution. DHB agrees to indemnify and hold me harmless against any and all claims, causes of action or liabilities which may arise from this letter agreement or the exercise of the option or warrant hereunder. I agree to provide DHB with prompt notification of any matter which could give rise to a claim for indemnification; DHB agrees to promptly pay all fees and expenses which I might incur in defending any such matters, and to pay in full any ultimate liability which might result. Notwithstanding DHB's agreement to provide such indemnification, I shall control the selection of counsel and direct the defense strategy. In the event indemnification is not available due to public policy or otherwise, the parties shall reformulate this provision to provide for contribution by DHB based on the relative benefits obtained by it, which shall be assumed to be 99%. DHB agrees that it will not prosecute or support any claim which seeks to invalidate this provision.

         8. Proxy at Meeting. Prior to the record date for the stockholder meeting at which the Merger Agreement shall be voted upon, I will use my best efforts to obtain irrevocable proxies from major stockholders (including myself and other officers and directors of Lehigh) in favor of approval of the Merger Agreement.

         9. Miscellaneous. This letter agreement: constitutes the entire agreement between us with respect to this subject; shall inure to the benefit of my successors and assigns; can only be

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modified or amended by a writing signed by both parties;  and is governed by the laws of the state of Delaware.

                                                  Very truly yours,


                                                  /s/ Salvatore J. Zizza
                                                  --------------------------
                                                  Salvatore J. Zizza

Agreed and accepted as of the date first written above.

DHB Capital Group, Inc.


By /s/ David H. Brooks
   -------------------
  David H. Brooks
  Chairman and CEO